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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                             PITT-DES MOINES, INC.


          FIRST. The name of the Corporation is Pitt-Des Moines, Inc.

          SECOND. The location and post office address of its registered office in this Commonwealth is Neville Island, 3400 Grand Avenue, Pittsburgh, Pennsylvania 15225.

          THIRD. The purpose or purposes of the Corporation are to have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law, approved the 5th day of May, A.D. 1933, P.L. 364, as amended, including but not limited to, manufacturing, processing, research or development, and the business of engineering, fabricating and erecting steel and other metal structures of all types.

          FOURTH. The term of its existence is perpetual.

          FIFTH. (a) The Corporation shall have the power to create and issue a total of eighteen million shares, divided into a class of fifteen million shares of Common Stock, no par value, and a class of three million shares of Preferred Stock, par value $.01 per share. The Preferred Stock shall be divided into one or more series as the Board of Directors may determine as hereinafter provided.

     (b) The holders of Common Stock shall have one vote per share. The Common Stock shall be subject to the prior rights of holders of any series of Preferred Stock outstanding, according to the preferences, if any, of such series.

     (c) Each series of Preferred Stock may have full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as determined by the Board of Directors as hereinafter provided. The division of the Preferred Stock into series, the determination of the designation and the number of shares of any such series and the determination of the voting rights, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the shares of any such series may be accomplished by an amendment to this Article FIFTH which amendment may be made solely by action of the Board of Directors which shall have the full authority permitted by law to make such division and determinations.

     (d) Unless otherwise provided by law or in a resolution or resolutions establishing any particular series of Preferred Stock, the aggregate number of authorized shares of Preferred Stock may be increased by an amendment to the Articles of Incorporation approved solely by the
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holders of the Common Stock and of any Preferred Stock which is entitled pursuant to its voting rights designated by the Board to vote thereon, if at all, voting together as a class.

     (e) Shares may be issued at a price determined by the Board of Directors or the Board may set a minimum price or establish a formula or method by which the price may be determined. Consideration for shares may consist of money, obligations (including an obligation of a shareholder), services performed whether or not contracted for, contracts for services to be performed or any other tangible or intangible property. If shares are issued for other than money, the value of the consideration shall be determined by or in a manner provided by the Board of Directors. Consideration for shares shall be paid to the Corporation or as ordered by the Board of Directors.

     (f) Upon authorization by the Board of Directors, the Corporation may issue or distribute its own shares pro rata to its shareholders or the shareholders of one or more classes or series, if the relative rights of the holders of any class or series are not adversely affected thereby, to effectuate stock dividends or splits and any such transaction shall not require payment of consideration. The Board of Directors may authorize and the Corporation may make distributions to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania.

     (g) Notwithstanding any other provision of this Article FIFTH, shareholders shall not be entitled to cumulate their votes in the election of Directors.

          SIXTH. (a) All powers vested by law in the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors.

     (b) The Board of Directors of the Corporation shall consist of at least six
(6) and not more than fifteen (15) Directors, the exact number to be set from time to time by resolution of the Board of Directors of the Corporation. Directors shall be natural persons of full age, but need not be residents of the Commonwealth of Pennsylvania or shareholders of the Corporation.

     (c) Directors of the Corporation shall be elected by the shareholders, except as provided in this subparagraph (c). Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of Directors, may be filled by a majority vote of the remaining members of the Board though less than a quorum, or by a sole remaining Director, and each person so selected shall hold office until the next selection of the class for which such Director has been chosen and until his successor has been selected and qualified or until his earlier death, resignation or removal.

     (d) The Board of Directors shall be classified in respect of the time for which they shall severally hold office by dividing them into three classes which shall be as nearly equal in number as possible. Each member of each class shall be elected for a term until the third annual shareholders meeting following his taking office and until his successor has been selected and qualified or until his earlier death, resignation or removal. The term of office of one class shall expire at the annual meeting of shareholders in each year. At each annual meeting of
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shareholders, the successors to the Directors of the class whose terms expire that year shall be elected to hold office.

     (e) Only candidates for Director who have been duly nominated in accordance with the bylaws of the Corporation shall be eligible for election. In elections for Directors, voting need not be by ballot, except upon demand made by a shareholder entitled to vote at the election and before the voting begins. The candidates receiving the highest number of votes from each class or group of classes, if any, entitled to elect Directors separately up to the number of Directors to be elected by the class or group of classes shall be elected. If at any meeting of shareholders Directors of more than one class are to be elected, each class of Directors shall be elected in a separate election.

     (f) The entire Board of Directors, or a class of the Board, or any individual Director may be removed from office only for cause by the vote of shareholders, or of the holders of a class or series of shares entitled to elect Directors, or the class of Directors, except that the entire Board of Directors may be removed without cause by the unanimous vote or consent of shareholders entitled to vote thereon. In case the Board or such a class of the Board or any one or more Directors be so removed, new Directors may be elected at the same meeting. The amendment or repeal of this provision shall not apply to any incumbent Director during the balance of the term for which he was elected.

     (g) No reclassification of the Board of Directors or decrease in its size shall have the effect of shortening the term of any incumbent Director.

     (h) A majority of the Directors in office shall be necessary to constitute a quorum for the transaction of business at a meeting of the full Board, and the acts of a majority of the Directors present and voting at a meeting at which a quorum is present shall be the acts of the Board of Directors. If any meeting of Directors cannot be organized because a quorum is not present, a majority of the Directors present may adjourn the meeting to such time and place as they may determine, subject to the Bylaws of the Corporation. Every Director shall be entitled to one vote.

          SEVENTH. (a) In addition to any affirmative vote required by law, the Articles of Incorporation, or the Bylaws of the Corporation, any Business Combination with an Interested Shareholder shall require the affirmative vote of at least a majority of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock other than the Interested Shareholder, voting together as a single class; provided, however, that such affirmative vote shall not be required and such Business Combinations shall require only the affirmative vote, if any, required by law, the Articles of Incorporation, or the Bylaws of the Corporation if:

          (i) The Business Combination shall have been approved by a majority of Disinterested Directors; or

          (ii) All of the following six conditions shall have been met:
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              (A) The transaction constituting the Business Combination shall provide for a consideration to be received by holders of Common Stock in exchange for their stock, and the aggregate amount of the cash consideration and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                  (I) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers'
              fees) paid by the Interested Shareholder in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired (x) within the five year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher;

                  (II) the Fair Market Value per share of Common Stock on the
              Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date"), whichever is higher;

                  (III) the highest Fair Market Value per share of Common Stock for the two years immediately preceding the Announcement Date, where the closing sale price is determined for each trading day without reference to the immediately preceding 30-day period; and

                  (IV) (if applicable) the price per share equal to the Fair
              Market Value per share of Common Stock determined pursuant to clause (II) preceding, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired within the five year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of Common Stock on the first day in such five year period on which the Interested Shareholder beneficially owned any shares of Common Stock.

     All per share prices shall be adjusted to reflect any intervening stock splits, stock dividends and reverse stock splits.

              (B) If the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class or series of outstanding Voting Stock other than Common Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by
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          holders of shares of such Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (ii)(B) shall be required to be met with respect to every such class or series of outstanding Voting Stock whether or not the Interested Shareholder beneficially owns any shares of a particular class or series of such Voting Stock);

                    (I) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers' fees) paid by the Interested Shareholder in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Shareholder which were acquired (x) within the five year period immediately prior to the Announcement Date or (y) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher;

                    (II) (if applicable) the highest preferential amount per
               share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any liquidation, dissolution, or winding up of the Corporation;

                    (III) the highest Fair Market Value per share of such class or series of Voting Stock for the two years immediately preceding the Announcement Date, where the closing sale price is determined for each trading day without reference to the immediately preceding 30-day period;

                    (IV) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                    (V) (if applicable) the price per share equal to the Fair
               Market Value per share of such class or series of Voting Stock determined pursuant to clause (IV) immediately preceding, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers' fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Shareholder which were acquired within the five year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of such class or series of Voting Stock on the first day in such five period on which the Interested Shareholder beneficially owned any share of such class or series of Voting Stock.

All per share prices shall be adjusted to reflect any intervening stock splits, stock dividends, and reverse stock splits.

               (C) The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class or
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          series of Voting Stock which are beneficially owned by the Interested
          Shareholder. If the Interested Shareholder beneficially owns shares of any class or series of Voting Stock which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock beneficially owned by the Interested Shareholder.

               (D) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business
          Combination:

                  (I) except as approved by a majority of the Disinterested
               Directors, there shall have been no failure to declare and pay at the regular date therefor any periodic or regular dividends (whether or not cumulative) on any outstanding preferred stock;

                  (II) there shall have been (x) no reduction in the periodic or regular rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (y) an increase in such periodic or regular rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such periodic or regular rate is approved by a majority of the Disinterested Directors; and

                  (III) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which such Interested Shareholder became an Interested Shareholder.

               (E) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with a Business Combination or otherwise.

               (F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules, or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     (b) For the purposes of this Article SEVENTH:

          (i) The term "Business Combination" shall mean:

              (A) any merger or consolidation of the Corporation or any Subsidiary with (I) any Interested Shareholder or with (II) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder;

              (B) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder and/or any Affiliate or Associate of any Interested Shareholder of any assets of the Corporation or any Subsidiary thereof having an aggregate Fair Market Value of, equal to or in excess of a Substantial Part of the assets of the Corporation;

              (C) the issuance, exchange, sale, or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder and/or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities, or other consideration (or a combination thereof) having an aggregate Fair Market Value of, equal to or in excess of a Substantial Part of the assets of the Corporation;

              (D) the adoption of any plan or proposal for the liquidation or dissolution or division of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

              (E) any reclassification of securities (including any reverse stock split), or recapitalization or division of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries which involves or is proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder and has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly owned by an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder.

          (ii) The term "person" shall mean any individual, firm, corporation, partnership, trust or other entity.
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          (iii)  The term "Interested Shareholder" at any particular time shall mean any person (other than the Corporation or any Subsidiary and other than any profit sharing, employee stock ownership, or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

              (A) is at such time the beneficial owner, directly or indirectly, of more than twelve percent (12%) of the voting power of the outstanding Voting Stock;

              (B) was at any time within the two year period immediately prior to such time the beneficial owner, directly or indirectly, of more than twelve percent (12%) of the voting power of the then outstanding Voting Stock; or

              (C) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within two years prior to such time beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

          (iv) A person shall be a "beneficial owner" of any Voting Stock:

              (A) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on October 1, 1989;

              (B) which such person or any of its Affiliates or Associates has
          (I) the right to acquire (whether or not such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (II) the right to vote pursuant to any agreement, arrangement, or understanding; or

              (C) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.

          (v) For the purposes of determining whether a person is an Interested Shareholder pursuant to Section (b) (iii) of this Article SEVENTH, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an Interested Shareholder through application of Section (b) (iv) of this Article SEVENTH but shall not include any other shares of Voting Stock which may be issuable pursuant to
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     any agreement, arrangement, or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise.

          (vi) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on October 1, 1989 (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

          (vii) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Section (b)(iii) of this Article SEVENTH the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          (viii) "Disinterested Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with, and not a representative of, an Interested Shareholder and who was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder and any successor of a Disinterested Director who is unaffiliated with, and not a representative of, the Interested Shareholder and is recommended or elected to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board.

          (ix) "Fair Market Value" means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the American Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith with the approval of at least a majority of the Disinterested Directors in the determination made; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith with the approval of at least a majority of the Disinterested Directors in the determination made.

          (x) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Section (a) (ii) of this Article SEVENTH shall include the shares of Common Stock and/or the shares of any class of outstanding Voting Stock retained by the holders of such shares.

          (xi) A "Substantial Part of the assets of the Corporation" shall mean more than ten percent (10%) (for purposes of subparagraph (b)(i)(B) of this Article SEVENTH) or
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     five percent (5%) (for purposes of subparagraph (b)(i)(C) of this Article
     SEVENTH) of the fair market value of the total assets of the Corporation as of the end of its most recent fiscal quarter ending prior to the time the determination is made.

          (xii) The term "Voting Stock" shall mean the outstanding shares of all classes or series of authorized capital stock of the Corporation entitled to vote generally in the election of Directors.

          (xiii) The term "Common Stock" shall mean the outstanding shares of the Common Stock and shall also mean any class of common stock which may be authorized under the Articles of Incorporation.

     (c) A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article SEVENTH on the basis of information known to them after reasonable inquiry, all questions arising in connection with the operation of or compliance with this Article SEVENTH, including without limitation (i) whether a person is an Interested Shareholder,
(ii) the number of shares of Voting Stock beneficially owned by any person,
(iii) whether a person is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in Section (a)(ii) of this Article SEVENTH have been met with respect to any Business Combination, and (v) whether the assets which are the subject of any Business Combination equal or exceed, or whether the consideration to be received from the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination equals or exceeds, a Substantial Part of the assets of the Corporation. Any such determination made in good faith shall be binding and conclusive on all parties.

     (d) Nothing contained in this Article SEVENTH shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

     (e) Unless otherwise clear from the context, all terms used in this Article SEVENTH shall have the meanings given to them in this Article SEVENTH. The masculine gender shall include the feminine and neuter genders, and vice versa; and the singular shall include the plural, and vice versa.